Exhibit 21
ROCKWELL AUTOMATION, INC.
LIST OF SUBSIDIARIES OF THE COMPANY
AS OF SEPTEMBER 30, 2020

		Percentage of Voting Securities Owned By
Name	Jurisdiction	Registrant	Subsidiary
Asem, S.r.l	Italy		100%
Kalypso, LLC	Delaware	100%
Maverick Technologies, LLC	Missouri		100%
Nuad Corporation	Delaware	100%
Rockwell Automation (China) Company Limited	China		100%
Rockwell Automation Asia Pacific Business Center PTE. Ltd.	Singapore		100%
Rockwell Automation Australia Ltd.	Australia		100%
Rockwell Automation B.V.	Netherlands		100%
Rockwell Automation Canada Holdings Inc.	Canada		100%
Rockwell Automation Canada Ltd.	Canada		100%
Rockwell Automation Control Solutions (Harbin) Co., Ltd.	China		100%
Rockwell Automation Control Solutions (Shanghai) Limited	China		100%
Rockwell Automation de Mexico S.A. de C.V.	Mexico		100%
Rockwell Automation Diamond Foreign Holdings Inc	Delaware	93%	7%
Rockwell Automation do Brasil Ltda.	Brazil	100%
Rockwell Automation G.m.b.H.	Germany		100%
Rockwell Automation India Private Limited	India		100%
Rockwell Automation International Holdings LLC	Delaware	100%
Rockwell Automation Korea Ltd	Korea		100%
Rockwell Automation Limited	United Kingdom		100%
Rockwell Automation Monterrey Manufacturing S de RL de CV	Mexico		100%
Rockwell Automation of Ohio, Inc.	Ohio	100%
Rockwell Automation Operations B.V.	Netherlands		100%
Rockwell Automation Solutions G.m.b.H.	Germany		100%
Rockwell Automation Southeast Asia Pte. Ltd.	Singapore		100%
Rockwell Automation Spolka Z Organiczona Odpowiedzialnoscia	Poland		100%
Rockwell Automation Switzerland G.m.b.H	Switzerland		100%
Rockwell Automation Technologies, Inc.	Ohio	100%
Rockwell European Holdings Ltd.	England		100%
Sensia Energy SA de CV	Mexico		53%
Sensia LLC	Delaware		53%
Sensia Netherlands B.V.	Netherlands		53%
Listed above are certain subsidiaries included in our consolidated financial statements. Unlisted subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.